Exhibit 99.1

        SigmaTron International, Inc. Reports Year End Results


    ELK GROVE VILLAGE, Ill.--(BUSINESS WIRE)--July 14, 2003--SigmaTron International, Inc. (NASDAQ:SGMA) today reported revenues and earnings for the fiscal year ended April 30, 2003. Revenues were $93,165,149 a 9.9% increase from the prior fiscal year revenues of $84,770,921. Net income for fiscal 2003 was $5,385,716 compared to $1,542,056 for fiscal 2002. Diluted earnings per share for fiscal 2003 were $1.61 compared to $0.52 in the prior year.
    Diluted earnings per share for the fourth quarter 2003 were $0.58 per share as compared to $0.09 per share for the fourth quarter of fiscal 2002. Revenues increased to $25,844,543 for the fourth quarter of fiscal 2003 compared to $19,445,675 for the same quarter in the prior year.
    Gary R. Fairhead, SigmaTron's President and Chief Executive Officer, observed: "SigmaTron is pleased to report profitable results for our fourth quarter as well as for fiscal 2003. The results for the fourth quarter are somewhat surprising in that our fourth quarter has historically been one of our slower quarters. However, demand remained strong for many of our customers, several new customers started jobs with us, our productivity remained high and we kept an eye on our costs. The fourth quarter's results helped us to achieve exceptional results for the year.
    "During fiscal 2003, SigmaTron was able to achieve several key objectives. We were successful in decreasing our working capital requirements, which coupled with our operating results has resulted in our lowest debt level since 1994 when we went public. We have increased our technical support staff, allowing us to increase the services we can offer our new and prospective customers. And we have made considerable progress in China towards our objective of having our wholly owned plant.
    "Our Mexican plant remained very busy during the year, successfully meeting challenges from existing and new customers. Las Vegas had an excellent year as well, as the gaming industry grew as expected. Elk Grove Village made considerable progress in reducing its cost structure, and is aggressively pursuing new business. Our affiliate SMT Unlimited again managed to make a nominal profit in spite of Silicon Valley's troubles related to the telecom industry.
    Given the uncertainty of the business climate and significant costs and issues relating to compliance with the Sarbanes Oxley Act, the Company has decided to make no comment about financial prospects for the future. In spite of the above, we remain cautiously optimistic going forward, and we will continue to work to control costs and grow the Company.
    "We appreciate the continued support from all of our stockholders, our customers, banks, vendors and employees. We remain focused on creating long term value for our stockholders, and believe our plans for fiscal 2004 will continue to do that."

    Headquartered in Elk Grove Village, IL, SigmaTron International, Inc. is an electronic manufacturing services company that provides components, printed circuit board assemblies and turnkey (completely assembled) electronic products. SigmaTron International, Inc. operates manufacturing facilities in Elk Grove Village, Illinois, Las Vegas, Nevada, and Acuna, Mexico. SigmaTron International, Inc. maintains engineering and materials sourcing offices in Elk Grove Village, Illinois and Taipei, Taiwan. The Company provides engineering support services in Acuna, Mexico and warehousing services in Del Rio, Texas. In addition, SigmaTron International, Inc. has an affiliate, SMT Unlimited L.P., that provides electronic manufacturing services in Fremont and Hollister, California. SigmaTron is currently expanding its operations to include a manufacturing facility in China.

    Detailed results follow.

    Note: To the extent any statements in this year end statement may be deemed to be forward looking, such statements should be evaluated in the context of the risks and uncertainties inherent in the Company's business, including the Company's continued dependence on certain significant customers; the continued market acceptance of products and services offered by the Company and its customers; the activities of competitors, some of which may have greater financial or other resources than the Company; the variability of the Company's operating results; the availability and cost of necessary components; the continued availability and sufficiency of the Company's credit arrangements; changes in U.S. or Mexican regulations affecting the Company's business; the continued stability of the Mexican economic, labor and political conditions and the ability of the Company to manage its growth; including expansion into China and securing financing for the operation in China. These and other factors which may affect the Company's future business and results of operations are identified throughout the Annual Report on Form 10-K, and may be detailed from time to time in the Company's filings with the Securities and Exchange Commission. These statements speak as of the date of this Report and the Company undertakes no obligation to update such statements in light of future events or otherwise.


CONSOLIDATED STATEMENTS OF OPERATION

                                                     Year Ended
                                               April 30,     April 30,
                                                 2003          2002
                                           -------------- ------------

Net sales                                     93,165,149  $84,770,921

Cost of products sold                         75,732,616   74,662,397
                                           -------------- ------------

Gross profit                                  17,432,533   10,108,524

Operating expenses                             8,581,932    6,775,308
                                           -------------- ------------

Operating income                               8,850,601    3,333,216

Other deductions-net                             213,334      847,557
                                           -------------- ------------

Income before income tax expense               8,637,267    2,485,659

Income tax expense                             3,251,551      943,603
                                           -------------- ------------

Net  income                                    5,385,716    1,542,056
                                           ============== ============


Net income per common share -  assuming
 dilution                                          $1.61        $0.52
                                           ============== ============


Weighted- average number of common equivalent
shares outstanding - assuming dilution         3,355,076    2,967,258
                                           ============== ============



CONSOLIDATED BALANCE SHEET

                                               April 30,     April 30,
                                                 2003          2002
                                           -------------- ------------

Current assets                                26,592,708   22,870,606

Machinery and equipment-net                   13,626,187   12,581,595

Other assets                                   4,887,099    5,398,794
                                           -------------- ------------

Total assets                                  45,105,994   40,850,995
                                           ============== ============

Liabilities and shareholders' equity

Current liabilities                           13,943,059    8,713,436

Long-term obligations                          5,199,473   11,684,128

Stockholders' equity                          25,963,462   20,453,431
                                           -------------- ------------

Total liabilities and stockholders' equity    45,105,994   40,850,995
                                           ============== ============



    CONTACT: SigmaTron International, Inc.
             Linda K. Blake, 1-800-700-9095